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                                                                    Exhibit 2.01

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Merger Agreement") is made as of October 7, 1997 by and between Geoworks, a California corporation ("Geoworks California"), and Geoworks Corporation, a Delaware corporation ("Geoworks Delaware"). Geoworks California and Geoworks Delaware are hereinafter sometimes collectively referred to as the "Constituent Corporations."

                                    RECITALS

     A. Geoworks California was incorporated on September 27, 1993. Its current authorized capital stock consists of: (1) 40,000,000 shares of Common Stock, no par value ("Geoworks California Common Stock"), of which 15,525,483 shares were issued and outstanding as of June 27, 1997, the record date for the meeting of the shareholders of Geoworks California at which the transaction contemplated hereby was voted upon; and (2) 2,000,000 shares of Preferred Stock, no par value ("Geoworks California Preferred Stock"), of which no shares are issued and outstanding.

     B. Geoworks Delaware was incorporated on September 9, 1997. Its authorized capital stock consists of: (1) 40,000,000 shares of Common Stock, with a par value of $0.001 per share ("Geoworks Delaware Common Stock"), of which 1,000 shares are issued and outstanding; and (2) 2,000,000 shares of Preferred Stock, $0.001 par value ("Geoworks Delaware Preferred Stock"), none of which shares are issued and outstanding.

     C. The respective Boards of Directors of Geoworks California and Geoworks Delaware deem it advisable and to the advantage of each of the Constituent Corporations that Geoworks California merge with and into Geoworks Delaware upon the terms and subject to the conditions set forth in this Merger Agreement for the purpose of effecting a change of the state of incorporation of Geoworks California from California to Delaware.

     D. The Boards of Directors of each of the Constituent Corporations have approved this Merger Agreement.

     NOW, THEREFORE, the parties do hereby adopt the plan of reorganization set forth in this Merger Agreement and do hereby agree that Geoworks California shall merge with and into Geoworks Delaware on the following terms, conditions and other provisions:

     1. Merger and Effective Time. At the Effective Time (as defined below), Geoworks California shall be merged with and into Geoworks Delaware (the "Merger"), and Geoworks Delaware shall be the surviving corporation of the Merger (the "Surviving Corporation"). The Merger shall become effective upon the close of business on the date when a duly executed copy of this Merger Agreement, along with all required officers' certificates, is filed with the Secretary of State of the State of California, or upon the close of business on the date when a duly executed copy of this Merger Agreement, along with all required officers' certificates, is filed with the Secretary of State of the State of Delaware, whichever later occurs (the "Effective Time").

     2. Effect of Merger. At the Effective Time, the separate corporate existence of Geoworks California shall cease; the corporate identity, existence, powers, rights and immunities of Geoworks Delaware as the Surviving Corporation shall continue unimpaired by the Merger; and Geoworks Delaware shall succeed to and shall possess all the assets, properties, rights, privileges, powers, franchises, immunities and purposes, and be subject to all the debts, liabilities, obligations, restrictions and duties of Geoworks California, all without further act or deed.

     3. Governing Documents. At the Effective Time, the Certificate of Incorporation of Geoworks Delaware in effect immediately prior to the Effective Time shall become the Certificate of Incorporation of the Surviving Corporation and the Bylaws of Geoworks Delaware in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation.

     4. Directors and Officers. At the Effective Time, the directors and officers of Geoworks Delaware shall be and become the directors and officers (holding the same titles and positions) of the Surviving Corporation,

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and after the Effective Time shall serve in accordance with the Certificate of
Incorporation and Bylaws of the Surviving Corporation.

     5. Conversion of Shares of Geoworks California. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Geoworks California Common Stock outstanding immediately prior thereto shall be automatically changed and converted into an equivalent number of fully paid and nonassessable, issued and outstanding shares of Geoworks Delaware Common Stock.

     6. Cancellation of Shares of Geoworks Delaware. At the Effective Time, all of the previously issued and outstanding shares of Geoworks Delaware Common Stock that were issued and outstanding immediately prior to the Effective Time shall be automatically retired and cancelled.

     7. Stock Certificates. At and after the Effective Time, all of the outstanding certificates that, prior to that date, represented shares of Geoworks California Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Geoworks Delaware Common Stock into which such shares of Geoworks California Common Stock are converted as provided herein. The registered owner on the books and records of Geoworks California of any such outstanding stock certificate for Geoworks California Common Stock shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Geoworks Delaware or its transfer agent, be entitled to exercise any voting and other rights with respect to, and to receive any dividend and other distributions upon, the shares of Geoworks Delaware Common Stock evidenced by such outstanding certificate as above provided.

     8. Conversion of Options. At the Effective Time, all outstanding and unexercised portions of all options to purchase Geoworks California Common Stock under the Geoworks California 1987 Stock Option Plan, 1994 Stock Plan, Supplemental Stock Option Plan and 1997 Supplemental Stock Plan (collectively, the "Geoworks California Option Plans"), shall become options to purchase an equivalent number of shares of Geoworks Delaware Common Stock at the same exercise price per share and otherwise shall, to the extent permitted by law and otherwise reasonably practicable, have the same term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), if applicable, and all other material terms and conditions (including but not limited to the terms and conditions applicable to such options by virtue of the Geoworks California Stock Option Plans). Continuous employment with Geoworks California will be credited to an optionee for purposes of determining the vesting of the number of shares of Geoworks Delaware Common Stock subject to exercise under a converted Geoworks California option at the Effective Time. Additionally, at the Effective Time, Geoworks Delaware shall adopt and assume the Geoworks California Option Plans.

     9. Employee Benefit Plans. At the Effective Time, the obligations of Geoworks California under or with respect to every plan, trust, program and benefit then in effect or administered by Geoworks California for the benefit of the directors, officers and employees of Geoworks California or any of its subsidiaries shall become the lawful obligations of Geoworks Delaware and shall be implemented and administered in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated. Effective at the Effective Time, Geoworks Delaware hereby expressly adopts and assumes all obligations of Geoworks California under such employee benefit plans.

     10. Further Assurances. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of Geoworks California such deeds, assignments and other instruments, and there shall be taken or caused to be taken by it all such further action, as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Geoworks California, and otherwise to carry out the purposes of this Merger Agreement. The officers and directors of the Surviving Corporation are fully authorized in the name of and on behalf of Geoworks California, or otherwise, to take any and all such actions and to execute and deliver any and all such deeds and other instruments as may be necessary or appropriate to accomplish the foregoing.

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     11. Condition. The consummation of the Merger is subject to the approval of this Merger Agreement and the Merger contemplated hereby by the shareholders of Geoworks California and by the sole stockholder of Geoworks Delaware, prior to or at the Effective Time.

     12. Abandonment. At any time before the Effective Time, this Merger Agreement may be terminated and the Merger abandoned by the Board of Directors of Geoworks California or Geoworks Delaware, notwithstanding approval of this Merger Agreement by the Boards of Directors and shareholders of Geoworks California and Geoworks Delaware.

     13. Amendment. At any time before the Effective Time, this Merger Agreement may be amended, modified or supplemented by the Boards of Directors of the Constituent Corporations, notwithstanding approval of this Merger Agreement by the shareholders of Geoworks California and Geoworks Delaware; provided, however, that any amendment made subsequent to the adoption of this Agreement by the shareholders of Geoworks California or the sole stockholder of Geoworks Delaware shall not: (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or upon conversion of any shares of any class or series of Geoworks California; (ii) alter or change any of the terms of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger; or (iii) alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of any class or series of Geoworks California or Geoworks Delaware.

     14. Tax-Free Reorganization. The Merger is intended to be a tax-free plan of reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.

     15. Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, without reference to the principles of conflicts of law or choice of laws, except to the extent that the laws of the State of Delaware would apply in matters relating to the internal affairs of Geoworks Delaware and the Merger.

     16. Counterparts. In order to facilitate the filing and recording of this Merger Agreement, it may be executed in any number of counterparts, each of which shall be deemed to be an original.

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     IN WITNESS WHEREOF, this Merger Agreement is hereby executed on behalf of each of the Constituent Corporations and attested by their respective officers thereunto duly authorized.

                  GEOWORKS,                                    GEOWORKS CORPORATION,
          a California corporation                            a Delaware corporation

By: /s/ Gordon E. Mayer                             By: /s/ Gordon E. Mayer
   -----------------------------------------           ------------------------------------------
        Gordon E. Mayer, President                          Gordon E. Mayer, President

                   ATTEST:                                            ATTEST:

By: /s/ Teresa Gutierrez                            By: /s/ Teresa Gutierrez
   -----------------------------------------           ------------------------------------------
        Teresa Gutierrez, Assistant Secretary               Teresa Gutierrez, Assistant Secretary

                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

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